                                                                   EXHIBIT 5.1




May 19, 1999

Pharmacia & Upjohn, Inc.
95 Corporate Drive
Bridgewater, New Jersey  08807-0995

Ladies and Gentlemen:

We have acted as counsel to Pharmacia & Upjohn, Inc., a Delaware corporation (the "Company"), in connection with the preparation of a registration statement on Form S-8 (the "Registration Statement") to be filed pursuant to the Securities Act of 1933, as amended (the "Act") and relating to 4,000,000 shares (the "Shares") of the Company's Common Stock, $0.01 par value per share (the "Common Stock"). The Shares covered by this Registration Statement will be issued pursuant to the Pharmacia & Upjohn, Inc. Savings Plus Plan (the "Plan").

We have examined the Registration Statement and such corporate records, statutes and other documents as we have deemed relevant in rendering this opinion. As to matters of fact, we have relied on representations of officers of the Company. In our examination, we have assumed the genuineness of documents submitted to us as originals and the conformity with originals of documents submitted to us as copies thereof.

Based on the foregoing, it is our opinion that Shares originally issued by the Company to participants in the Plan will be, when issued in accordance with the terms of the Plan, validly issued, fully paid and nonassessable.

The opinion set forth above is limited to the General Corporation Law of the State of Delaware.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Act or the rules or regulations of the Securities and Exchange Commission thereunder.

Very truly yours,



                           Morgan Lewis & Bockius LLP.